                                                                   EXHIBIT 11.1

                              SUMMIT DESIGN, INC.

      COMPUTATION OF SHARES USED IN PRO FORMA NET INCOME (LOSS) PER SHARE

                                    YEAR ENDED DECEMBER 31,
                                --------------------------------
                                                                  NINE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                   1993       1994       1995        1996
                                ---------- ---------- ---------- -------------
Weighted average shares out-
 standing......................  1,541,922  1,842,108  1,872,508   2,032,447
Stock options (1)..............    924,101    924,101    924,101     841,768
Preferred shares (2)...........  9,103,346  9,103,346  9,103,346   9,103,346
                                ---------- ---------- ----------  ----------
                                11,569,369 11,869,555 11,899,955  11,977,561
                                ========== ========== ==========  ==========

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(1) Assumes exercise of all outstanding options and options issued within one year of the date of the initial filing of this Registration Statement which options are considered exercised in all periods presented.
(2) Assumes conversion of all preferred shares outstanding as of the date of the filing of this Registration Statement which shares are considered outstanding for all periods presented.